Exhibit 23.5

CONSENT OF QUALIFIED PERSON

Dahrouge Geological Consulting USA Ltd. hereby consent to the public filing of Sections 1.1 to 1.5, 1.9 to 1.11, 2 to 6, 7.1 to 7.2, 8, 9.2, 9.3, 16, 18 to 21, 22.1, 22.3, 22.9 to 22.12, 23.1.1, and 23.1.9 (the "Covered Sections") of the Technical Report Summary titled "Technical Report Summary, Elk Creek Project, Nebraska" with an Effective Date of June 30, 2022 (the "Technical Report Summary") as an exhibit to this Registration Statement on Form S-4 and any and all amendments and supplements thereto (the "Registration Statement") of NioCorp Developments Ltd. (the "Company").

Dahrouge Geological Consulting USA Ltd. also consents to the use of and references to our name, including our status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary.

Dahrouge Geological Consulting USA Ltd. also consent to any extracts from or a summary of the Covered Sections in the Registration Statement and the Technical Report Summary.

Dahrouge Geological Consulting USA Ltd. certify that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 7th day of November 2022 at Centennial, Colorado.

/s/ Trevor Mills
Trevor Mills, P.G., SME-RM

Senior Geologist I US Operations Manager

Dahrouge Geological Consulting USA Ltd.